Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BALDWIN TECHNOLOGY COMPANY, INC.,

FORSYTH CAPITAL INVESTORS, LLC,

FORSYTH BALDWIN, LLC,

FORSYTH BALDWIN MEZZANINE, INC.

and

FORSYTH BALDWIN, INC.

dated as of

December 22, 2011

EXECUTION VERSION

i

EXECUTION VERSION

ii

EXECUTION VERSION

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of December 22, 2011, by and among Baldwin Technology Company, Inc., a Delaware corporation (the “Company”), Forsyth Capital Investors, LLC, a Missouri limited liability company (“FCI”), Forsyth Baldwin, LLC, a Missouri limited liability company (“Buyer”), Forsyth Baldwin Mezzanine, Inc., a Missouri corporation (“Mezzanine”), and Forsyth Baldwin, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, Merger Sub is a wholly-owned Subsidiary of Mezzanine, which in turn is a wholly-owned subsidiary of Buyer, which in turn is a wholly-owned Subsidiary of FCI;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, (a) each share of Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”), and (b) each share of Class B common stock, par value $0.01 per share, of the Company (“Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Common Stock”), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) (and acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent directors of the Company (the “Transaction Committee”)) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of this Agreement and the transactions contemplated hereby, including adoption of the Merger, by the stockholders of the Company;

WHEREAS, the respective boards of managers or directors, as applicable, of FCI, Buyer, Mezzanine, and Merger Sub (collectively, the “Forsyth Parties”) have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement and the transactions contemplated hereby, including the Merger; and

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WHEREAS, as a material inducement to the Forsyth Parties to enter into this Agreement, the Voting Agreement Stockholders have each entered into a Voting Agreement in the form of Exhibit A pursuant to which the Voting Agreement Stockholders have agreed to vote their shares of Company Stock to approve and adopt this Agreement, to approve the Merger and the other transactions contemplated hereby, subject to the terms set forth therein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Buyer, Mezzanine and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or

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recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Capital Stock.

(a) Cancellation of Certain Company Common Stock. At the Effective Time, each share of Company Common Stock that immediately prior to the Effective Time is owned by the Forsyth Parties or the Company (as treasury stock or otherwise) or

EXECUTION VERSION

any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive $0.96 in cash, without interest (the “Merger Consideration”), as adjusted pursuant to Section 2.04, whereupon such shares of Company Common Stock will no longer be outstanding and will cease to exist.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.02 Surrender and Payment.

(a) No later than two Business Days prior to the Effective Time, FCI and Buyer shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”), and enter into an exchange agent agreement with the Exchange Agent, in form and substance reasonably acceptable to the Company and Buyer, to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (the “Book-Entry Shares”). At or prior to the Effective Time, FCI or Buyer shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of the shares of Company Common Stock (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Promptly after the Effective Time (but in no event later than one Business Day after the Effective Time), Buyer shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock entitled to Merger Consideration at the Effective Time, a letter of transmittal and instructions (which shall be in customary form and shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of the Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a

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Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock entitled to Merger Consideration twelve months after the Effective Time shall be returned to Mezzanine, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, Mezzanine shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Mezzanine free and clear of any claims or interest of any Person previously entitled thereto.

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(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to the Surviving Corporation, upon demand.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide the Forsyth Parties prompt written notice of any demand received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and the Forsyth Parties shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of FCI (which consent shall not be unreasonably withheld), the Company shall not make any payment with respect to, or settle or offer to settle, any such demand.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, the Merger Consideration shall be subject to adjustment as set forth in this Section 2.04.

(a) The Merger Consideration set forth in Section 2.01(b) assumes that there will be 15,799,901 shares of Company Common Stock and $1,253,525.75 paid to settle in-the-money Options and in-the-money Warrants issued and outstanding at the Effective Time pursuant to Sections 2.07 and 2.08 and thus that the total equity value paid will be $16,421,430.70. If any change in the equity capital structure of the Company shall occur,

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including without limitation by reason of the issuance of the Eleventh Amendment Additional Warrants or any other warrants to the Company’s lenders not outstanding as of the date of this Agreement, and including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(b) The aggregate Merger Consideration to be paid as set forth in Section 2.01(b) shall be adjusted downward, on a dollar-for-dollar basis, to the extent that:

(i) A minus B is less than $1,800,000, where

A	=	the sum of (I) the Company’s aggregate cash balances (excluding any restricted cash), plus (II) the amount of Transaction-Related Expenses paid by the Company in cash, plus (III) the amount of indebtedness under the Japanese Credit Facilities repaid after the date hereof and prior to the Closing, plus (IV) the amount of mandatory prepayments of debt under Section 6.2.2(b) of the Credit Agreement made by the Company after the date hereof and prior to the Closing, plus (V) the amount of any 2011 Christmas bonuses paid by Baldwin Germany GmbH (up to the euro equivalent of $400,000) after the date hereof and prior to the Closing pursuant to the July 8, 2011 company agreement between the management and the company council of Baldwin Germany GmbH, and

B	=	the sum of (I) the amount of indebtedness incurred (including borrowings under existing lines of credit) under the Japanese Credit Facilities after the date hereof and prior to the Closing, plus (II) the balance of Aged A/P, in each case as of date of the Company’s most recent weekly global cash report and global accounts payable aging report (as referenced in Section 5.03(b)) prior to the calculation to be performed pursuant to Section 2.04(d).

By way of example:

if A = $5,200,000 and B = $5,000,000, then A minus B is $200,000 and the downward adjustment is $1,600,000 ($1,800,000 minus $200,000); or

if A = $5,000,000 and B = $5,500,000, then A minus B is negative $500,000 and the downward adjustment is $2,300,000 ($1,800,000 minus negative $500,000);

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(ii) the amount of the Company’s Transaction-Related Expenses paid or incurred exceed $1,400,000; and/or

(iii) the Eleventh Amendment Additional Fees become payable or the Company otherwise incurs fees to its lenders in connection with the transactions contemplated by this Agreement or in connection with any default, financing or refinancing after the date of this Agreement.

In the event of any reduction in the aggregate Merger Consideration pursuant to this Section 2.04(b), such reduction shall be applied on a pro rata basis to calculate the per share Merger Consideration.

(c) The parties agree that the aggregate cash balances determined pursuant to Section 2.04(b)(i), the amount of Transaction-Related Expenses determined pursuant to Sections 2.04(b)(i) and (ii), and the balance of Aged A/P determined pursuant to Section 2.04(b)(i) shall be calculated in U.S. dollars. To the extent that any balances are denominated in currencies other than U.S. dollars, such balances shall be converted into U.S. dollars using the exchange rates set forth in Exhibit C for purposes of performing the calculations referenced in Section 2.04(b). In the event that any amount is denominated in a currency whose exchange rate is not set forth in Exhibit C, then such amount shall be converted into U.S. dollars using the applicable exchange rate set forth in the “Currencies” table of the edition of The Wall Street Journal issued on the date of this Agreement.

(d) The parties shall calculate the Merger Consideration adjustments, if any, pursuant to Sections 2.04(a) and (b) as of the close of business in the United States four Business Days prior to the anticipated Closing Date. If such adjustments would result in per share Merger Consideration (the “Adjusted Per Share Merger Consideration”) less than the Initial Proxy Solicitation Merger Consideration Floor, (i) the Company shall adjourn the scheduled Company Stockholders Meeting in accordance with the DGCL, amend or supplement the Company Proxy Statement to reflect the Adjusted Per Share Merger Consideration as determined pursuant to this Section 2.04 in accordance with applicable SEC rules and resolicit the approval of the Company’s Stockholders in favor of this Agreement, the Merger, and the other transactions contemplated hereby (including such adjusted per share Merger Consideration) in accordance with the requirements of this Agreement; (ii) subject to Section 7.02(a), the Closing shall be delayed by an additional number of days appropriate to accomplish such resolicitation; and (iii) the Adjusted Per Share Merger Consideration shall not be subject to further adjustment pursuant to Section 2.04(b).

Section 2.05 Withholding Rights. Each of the Exchange Agent, the Forsyth Parties and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of

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1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, the Forsyth Parties or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Forsyth Parties or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.07 Treatment of Stock Options and Other Stock-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Forsyth Parties, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from FCI, Buyer, Mezzanine, and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.05.

(b) The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan (as defined below), other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Forsyth Parties, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from FCI, Buyer, Mezzanine, and the Surviving Corporation, as promptly as reasonably practicable after the Effective

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Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock represented by such Company Stock Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 2.05.

(c) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Sections 2.07(a) and (b).

Section 2.08 Treatment of Warrants. The Company shall take all requisite action so that, at the Effective Time, each warrant to purchase shares of Company Common Stock (each, a “Warrant”) that is issued and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the Forsyth Parties, the Company, the holder of the Warrant or any other Person, cancelled and converted into the right to receive from FCI, Buyer, Mezzanine, and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Warrant multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Warrant, less any taxes to be withheld in accordance with Section 2.05. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 2.08.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the SEC, (b) disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC (the “First Quarter 10-Q”), (c) disclosed in a Company Current Report on Form 8-K filed with the SEC subsequent to the filing of the First Quarter 10-Q and prior to the date hereof, or (d) set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to the Forsyth Parties prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that disclosure of any such item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure in all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such item to such sections or subsections is reasonably apparent, the Company hereby represents and warrants to the Forsyth Parties as follows:

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Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to FCI a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. The Company is not in violation of any of the provisions of its Charter Documents. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents except where such violation or violations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. Except as set forth in Section 3.01(c)(iii) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

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Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 45,000,000 shares of Company Class A Common Stock, and (ii) 4,500,000 shares of Company Class B Common Stock. As of the date of this Agreement, (x) 15,799,901 shares were issued and outstanding (consisting of 14,707,346 shares of Company Class A Common Stock and 1,092,555 shares of Company Class B Common Stock), and (y) no shares of Company Class A Common Stock and no shares of Class B Common Stock were issued and held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company capital stock.

(b) Stock Awards.

(i) As of the date of this Agreement, an aggregate of 2,685,412 shares of Company Common Stock (consisting of 2,685,412 shares of Company Class A Common Stock and no shares of Company Class B Common Stock) were subject to issuance pursuant to Company Stock Options or Company Stock Awards granted under the Company’s 1996 Stock Option Plan, the 1998 Non-Employee Directors’ Stock Option Plan, and the 2005 Equity Compensation Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”) and certain non-plan Company Equity Awards. Section 3.02(b)(i) of the Company Disclosure Letter sets forth as of the date hereof a list of each outstanding Company Equity Award granted under the Company Stock Plans as well as any non-plan Company Equity Awards and (A) the name of the holder of such Company Equity Award, (B) the number and class of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, (E) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof, and (F) with respect to Company Stock Options, the dates on which such Company Stock Options expire. All shares of Company Common Stock subject to issuance under the Company Stock Plans or any non-plan Equity Awards, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii) Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the

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Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards and the Warrants, as of the date hereof, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or any of its Subsidiaries or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any of its Subsidiaries, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding Warrants, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) Except as set forth in the Warrants, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c) Voting Debt; Warrants. No bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). As of the date hereof, an aggregate of 982,909 shares of Company Class A Common Stock are subject to, and 982,909 shares of Company Class A Common Stock are reserved for issuance upon exercise of, the Warrants.

(d) Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting

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securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Forsyth Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. Except as set forth in Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in Sections 3.03(c)(i) through (v) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or

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violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any antitrust and competition Laws and foreign investment Laws (“Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NYSE Amex; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that

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this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that the Company stockholders adopt this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since July 1, 2008 (the “Company SEC Documents”). Except as set forth in Section 3.04(a) of the Company Disclosure Letter, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”)

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applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d) Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to reasonably ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 3.04(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e) Undisclosed Liabilities. Except as set forth in Section 3.04(c) of the Company Disclosure Letter, the audited balance sheet of the Company dated as of June 30, 2011 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any

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of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Sarbanes-Oxley Compliance. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the applicable listing and corporate governance rules of NYSE Amex, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Absence of Certain Changes or Events. Except as set forth in Section 3.05 of the Company Disclosure Letter, since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06 Taxes. Except as set forth in Section 3.06 of the Company Disclosure Letter:

(a) Filing of Tax Returns. (i) The Company and each of its Subsidiaries have duly filed or caused to be filed, in a timely manner, with the appropriate Tax Authority, all material Tax Returns required to be filed (determined with regard to any timely extensions) by it or them on or before the date hereof; (ii) each such Tax Return (including any amendment thereto) is true, correct, and complete in all material respects;

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and (iii) all Taxes of the Company and each of its Subsidiaries, whether or not, or shown to be due on such Tax Returns (or in respect of subsequent assessments with regard thereto), have been timely paid, or the Company has established adequate accruals on the Company financial statements for Taxes in accordance with GAAP. The Company has made available to FCI true, correct and complete copies of the Company’s federal, state, local and foreign income and other requested Tax Returns (and such amended Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or state Tax Authorities) for all Tax years since June 30, 2008. The Company has made available to FCI true, correct and complete copies of all reports and statements made or received by or on behalf of the Company and each of its Subsidiaries that relate to Taxes and all examination reports and statements of deficiencies received by or agreed to by any of them with respect to any Tax Return since June 30, 2008.

(b) Audits. There is no audit currently pending against the Company or any of its Subsidiaries in respect of any Taxes. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material amount of Tax, other than Liens for Taxes not yet due and payable or which are being contested in good faith. There have not been, and are not pending or threatened, audits, investigations, claims, proposals or assessments for or relating to any liability in respect of any Tax Returns or Taxes relating to the Company or any of its Subsidiaries, except for (i) deficiencies with respect to Tax periods for which the applicable statute of limitations has expired, (ii) deficiencies which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, or (iii) deficiencies which have been satisfied by payment, settled or withdrawn or which are being contested in good faith and are Taxes for which the Company has established adequate accruals on the Company Balance Sheet in accordance with GAAP.

(c) (i) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than one solely between or among the Company and its Subsidiaries), or any tax indemnity agreement; (ii) neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise; (iii) neither the Company nor any of its Subsidiaries has made, is obligated to make or is a party to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible for federal income tax purposes under section 280G of the Code or would be subject to an excise tax under section 4999 of the Code; (iv) neither the Company nor any of its Subsidiaries has been or are a United States real property holding corporation within the meaning of Code section 897(c)(2); (v) neither the Company nor any of its Subsidiaries has any application pending with any Tax Authority requesting permission for any change in accounting method that affects any taxable year beginning after December 31, 2008; (vi) the Company and each of its Subsidiaries have disclosed on their federal income Tax Returns (and, to the extent comparable provisions exist under state law or foreign law, state or foreign income Tax

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Returns) all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of Code section 6662 (or comparable provisions of state law); and (vii) neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or acted as a “material advisor” with respect thereto, as such terms are defined, in the case of “reportable transaction” in the Treasury Regulations under Code sections 6011 and 6112, and in the case of “material advisor,” as defined in Code section 6111. Neither the Company nor any of its Subsidiaries (i) has since January 1, 2010 been a party to a tax-free distribution (within the meaning of Code section 355); and (ii) is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Tax Authorities that will be binding on any of them with respect to any period following the Closing Date. Neither the Company nor any of its Subsidiaries has created a permanent establishment in any foreign jurisdiction in which it is not currently filing an appropriate Tax Return. Since January 1, 2008, no claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to Tax in that jurisdiction.

(d) The Company has collected or withheld all Taxes that it is required to collect or withhold and paid each Tax withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

Section 3.07 Intellectual Property.

(a) Certain Owned Company IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material

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Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 3.07(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company, no third party is infringing upon, violating or misappropriating any Company IP.

(f) IP Legal Actions and Orders. Except as set forth in Section 3.07(f) of the Company Disclosure Letter, there are and since January 1, 2008 have been no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a

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Company Material Adverse Effect. Since January 1, 2008, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. Except as set forth in Section 3.09 of the Company Disclosure Letter, as of the date hereof, there is no material claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $50,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.09 of the Company Disclosure Letter, as of the date hereof, to the Knowledge of the Company, there is and since January 1, 2008 has been no SEC inquiry or investigation, other governmental inquiry or investigation or internal investigation pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.10 Brokers’ and Finders’ Fees. Except for fees payable to Duff & Phelps Securities, LLC and Duff & Phelps, LLC (the “Company Financial Advisor”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A correct and complete copy of the engagement letter between the Company and the Company Financial Advisor has been made available to FCI.

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Section 3.11 Related Party Transactions. Except as set forth in Section 3.11 of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since January 1, 2010.

Section 3.12 Employee Matters.

(a) Schedule. Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Continued Employment of Certain Key Employees. Copies of letters from Steffen Weisser, Birger Hansson, Peter Hultberg, and Pat Keogh stating their intention as of the date hereof not to terminate their employment with the Company or a Subsidiary of the Company, as applicable, prior to the first anniversary of the Closing Date have been provided to FCI.

(c) Documents. The Company has made available to FCI correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Company

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Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) the most recent actuarial valuation reports related to any Company Employee Plans.

(d) Employee Plan Compliance. Except as set forth in Section 3.12(d) of the Company Disclosure Letter, (i) each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Forsyth Parties, the Company or any of their Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there is no material audit, inquiry or Legal Action pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there is no material Legal Action pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e) Neither the Company nor any Company ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title IV of ERISA relating to employee benefit plans.

(f) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan;

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(ii) no Legal Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan;

(iii) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no plan listed in Section 3.12(a) of the Company Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and

(iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(g) No Post-Employment Obligations. Except as set forth in Section 3.12(g) of the Company Disclosure Letter, no Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(h) No Plan Audit. No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(i) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(j) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(k) Effect of Transaction. Except as set forth in Section 3.12(k) of the Company Disclosure Letter, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or

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restrict the right of the Company to merge, amend or terminate any Company Employee Plan; (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(l) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) Labor. Except as set forth in Section 3.12(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is or since January 1, 2008 has been party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending or threatened or has been pending or threatened since January 1, 2008, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending or threatened or has been pending or threatened since January 1, 2008. Except as set forth in Section 3.12(m) of the Company Disclosure Letter, as of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. As of the date hereof, there are, and since January 1, 2008 there has been, no Legal Action, government investigation, or labor grievance pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, failure to comply with wage and hour Laws, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Liens. Section 3.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of the Owned Real Estate. As of the date hereof, neither the Company nor any of its Subsidiaries (i) currently lease all or any part of the Owned Real Estate or (ii) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Estate.

(b) Leased Real Estate. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 3.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (y) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to FCI true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c) Personal Property. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

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Section 3.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Hazardous Substances. Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Certain Proceedings. Neither the Company nor any of its Subsidiaries has received written notice of and there is and since January 1, 2008 has been no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is or since January 1, 2008 has been subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 3.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of their respective assets are bound (excluding any Leases):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $100,000;

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(iii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (A) the Company or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Buyer or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $100,000;

(vi) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Buyer, Mezzanine, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii) any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(ix) any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(x) any employee collective bargaining agreement or other Contract with any labor union;

(xi) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i) through (x) above, other than (x) accounts payable, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

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(xii) any Contract which is not otherwise described in clauses (i) through (xi) above that is material to the Company and its Subsidiaries, taken as a whole; or

(xiii) any Company IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to FCI correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. Except as set forth in Section 3.15(c) of the Company Disclosure Letter, (i) all the Company Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract, except where such breach or violation would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein in conformity with information supplied by the Forsyth Parties expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 3.17 Fairness Opinion. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FORSYTH PARTIES

The Forsyth Parties hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of the Forsyth Parties is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of the Forsyth Parties has all requisite limited liability company or corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Forsyth Parties and the consummation by the Forsyth Parties of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action on the part of the Forsyth Parties and no other limited liability company or corporate proceedings on the part of the Forsyth Parties are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by the Forsyth Parties and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of the Forsyth Parties, enforceable against the Forsyth Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by the Forsyth Parties and the consummation by the Forsyth Parties of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the organizational documents of any of the Forsyth Parties; (ii) subject to compliance with the requirements set forth in Sections 4.02(c)(i) - (iv), conflict with or violate any Law applicable to the Forsyth Parties or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which FCI or its Subsidiaries, including Buyer, Mezzanine and Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Forsyth Parties, except, in the case of each of clauses (ii), (iii) and (iv), for

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any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Forsyth Parties’ ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by the Forsyth Parties in connection with the execution, delivery and performance by the Forsyth Parties of this Agreement or the consummation by the Forsyth Parties of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of NYSE Amex; and (v) such other Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Forsyth Parties’ ability to consummate the transactions contemplated by this Agreement. Except as disclosed by FCI to the Company, no fact or circumstance related to the Forsyth Parties exists, including any current holding or transaction under consideration by any of the Forsyth Parties, that would reasonably be expected to prevent or delay the filings or approvals required under the Antitrust Laws.

Section 4.03 Proxy Statement. None of the information with respect to the Forsyth Parties that FCI or any of its Representatives furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Company Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Forsyth Parties with respect to statements made or incorporated by reference therein supplied by the Company or its Representatives expressly for inclusion or incorporation by reference in the Company Proxy Statement.

EXECUTION VERSION

Section 4.04 Financial Capability.

(a) FCI, Buyer and Mezzanine have or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of the Forsyth Parties contemplated by this Agreement.

(b) FCI has provided to the Company a true, accurate and complete copy of an executed commitment letter (the “Equity Commitment Letter”) from Barry-Wehmiller Group Inc. (“BW”) pursuant to which, and subject to the terms and conditions thereof, BW has committed to invest the amount set forth therein (the “Financing”) for the purpose of funding the transactions contemplated hereby. There are no other agreements, side letters or arrangements relating to the Financing except as set forth in the Equity Commitment Letter.

(c) As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. The Equity Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of FCI and BW. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that could affect the availability of the Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of FCI under any term or condition of the Equity Commitment Letter, and FCI has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Equity Commitment Letter. There are no commitment fees or other fees required by the Equity Financing Letter. The aggregate proceeds from the Financing constitute all of the financing required to be provided by the Forsyth Parties for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of the Forsyth Parties’ obligations under this Agreement, including the payment of the aggregate Merger Consideration (including any refinancing of Indebtedness of Buyer or the Surviving Corporation required in connection therewith). The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to FCI on the terms therein.

Section 4.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of FCI, threatened, Legal Action against FCI or any of its Subsidiaries, including Buyer, Mezzanine and Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon FCI or any of its Subsidiaries, including Buyer, Mezzanine and Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Forsyth Parties’ ability to consummate the transactions contemplated by this Agreement.

Section 4.06 Ownership of Company Common Stock. Except for the transactions contemplated by this Agreement, neither FCI nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

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ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of FCI, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees (including, without limitation, Steffen Weisser, Birger Hansson, Peter Hultberg, and Pat Keogh), to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent (including by e-mail) of FCI (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c) issue, sell, pledge, dispose of or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Company Common Stock in respect of other equity compensation awards outstanding under Company Stock Plans as of the date of this Agreement in accordance with their terms, or (iii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement;

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(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $100,000 in the aggregate;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than the repayment of indebtedness or the incurrence of indebtedness (including borrowings under existing lines of credit) under the Japanese Credit Facilities included in the calculation of adjustments to aggregate Merger Consideration pursuant to Section 2.04(b)(i) and other than mandatory prepayments required under Section 6.2.2(b) of the Credit Agreement;

(h) except in the ordinary course of business, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

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(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against the Forsyth Parties arising out of a breach or alleged breach of this Agreement by the Forsyth Parties, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for the Forsyth Parties or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company IP, other than in the ordinary course of business consistent with past practice;

(o) make any capital expenditure in breach of Section 11.14.5 of the Credit Agreement; or

(p) agree or commit to do any of the foregoing.

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Section 5.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company and FCI shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. In addition, the Company agrees to use commercially reasonable efforts to cause the trustee under the Rabbi Trust Agreement to be replaced prior to the Closing Date with a successor trustee reasonably acceptable to FCI.

Section 5.03 Access to Information; Confidentiality.

(a) Subject to applicable Law, from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, upon reasonable prior written notice, afford to FCI and FCI’s Representatives (at FCI’s expense) reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to FCI such other information concerning the business and properties of the Company and its Subsidiaries as FCI may reasonably request in writing from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information (i) that is competitively sensitive as a result of the businesses in which the Forsyth Parties, BW and their Affiliates engage, or (ii) where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation after the date of this Agreement shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to the Forsyth Parties pursuant to this Agreement.

(b) Each week prior to Closing, the Company shall provide to FCI copies of the Company’s global cash report and global accounts payable aging report in the forms currently and historically prepared by the Company; provided, that if the Company fails to provide either such report on a timely basis, then FCI shall give prompt written notice of such failure to the Company and the Company shall have a reasonable opportunity to cure such failure. If so requested by FCI, the Company shall also provide to FCI such information as FCI reasonably requests in order to verify the cash and accounts payable balances as well as the amounts of Transaction-Related Expenses paid and incurred but not then paid.

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(c) The Forsyth Parties and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated August 29, 2011, between FCI and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time, on January 28, 2012 (the “Non-Exclusivity Period”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) shall have the right (acting under the direction of the Transaction Committee) to, directly or indirectly: (i) initiate, solicit, facilitate and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Buyer any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously provided or made available to Buyer and (ii) enter into and maintain or continue discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Subject to Section 5.04(c), and except as may relate to an Excluded Party, from the end of the Non-Exclusivity Period until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (the “Exclusivity Period”), neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable best efforts to cause its Representatives not to, directly or indirectly:

(i) solicit, initiate, continue or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, or that could reasonably be expected to lead to, any Takeover Proposal; or

(iii) accept a Takeover Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

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No later than the third Business Day after the commencement of the Exclusivity Period, the Company shall notify Buyer of the number and identity of each Excluded Party and provide Buyer with copies of all documents memorializing the material terms and conditions of Takeover Proposals received from Excluded Parties. If any material term or condition of any Takeover Proposal made by an Excluded Party is not memorialized in a document, the Company shall prepare a written summary of such material term or condition and provide such summary to Buyer. Notwithstanding anything to the contrary set forth in this Agreement, the Company may continue to take any of the actions described in clauses (i) and (ii) above during the Exclusivity Period with respect to any Excluded Party (provided that any Person or group of related Persons that was an Excluded Party shall cease to be an Excluded Party on the date that is 20 days after the end of the Non-Exclusivity Period). Subject to Section 5.04(c) and except as may relate to an Excluded Party, immediately upon commencement of the Exclusivity Period the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company or any of the Company’s Representatives with respect to any Takeover Proposal and request that such Person return or destroy all confidential information concerning the Company and its Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, during the Exclusivity Period the Company (A) shall not, and shall not permit any of the Company’s Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Buyer and the Buyer any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party that was not previously provided or made available to Buyer.

(c) Notwithstanding anything to the contrary contained in Section 5.04(b), if at any time during the Exclusivity Period and prior to obtaining the Requisite Company Vote, (i) the Company has otherwise complied with its obligations under this Section 5.04 in all material respects and has received a written Takeover Proposal from a third party that the Company Board or the Transaction Committee believes in good faith to be bona fide, and (ii) the Company Board or the Transaction Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iii) after consultation with its outside legal counsel, the Company Board or the Transaction Committee determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board or the Transaction Committee to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (y) participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company (A) will not, and will use

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its commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, (B) will promptly provide to Buyer any material non-public information concerning the Company or its Subsidiaries provided to such other Person that was not previously provided or made available to Buyer and (C) in the event it receives such Takeover Proposal, will promptly, and in any case within 48 hours after receipt thereof, notify Buyer of such Acquisition Proposal, including the material terms and conditions thereof and the identity of the party making such proposal, and provide copies of any written requests, proposals or offers, including proposed agreements, and shall keep Buyer reasonably informed as to the status and any material developments concerning the same. Nothing contained in this Section 5.04(c) shall prohibit the Company or the Company Board or the Transaction Committee from (x) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any other disclosure with regard to a Takeover Proposal required by applicable Law; provided, however, with respect to clause (x) that any such disclosure that is not a recommendation of rejection of such offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act and does not publicly reaffirm the recommendation of the Company Board or the Transaction Committee regarding the adoption of this Agreement, shall be deemed to be an Adverse Recommendation Change.

(d) Subject to the last sentence of this Section 5.04(d), prior to obtaining the Requisite Company Vote, the Company Board shall not, directly or indirectly, (i) (A) withdraw (or modify in a manner adverse to Buyer), or publicly propose to withdraw (or modify in a manner adverse to Buyer), the recommendation by the Company Board with respect to adoption of this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or otherwise declare advisable any alternative Takeover Proposal or publicly propose to do the foregoing (any such action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”), or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Takeover Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to a proposed issuer of any such securities) (a “Company Acquisition Agreement”); provided that the Company shall not be prohibited (whether before or after the commencement of the Exclusivity Period) from terminating this Agreement and entering into a Company Acquisition Agreement in accordance with Section 7.04(a), subject to compliance with this Section 5.04 and Section 7.04(a).

EXECUTION VERSION

Notwithstanding the foregoing, at any time prior to obtaining the Requisite Company Vote, if there occurs a change in circumstances affecting the Company and its Subsidiaries that does not relate to any Takeover Proposal, the Company Board may make an Adverse Recommendation Change if (i) it determines in good faith (after consultation with its financial advisors and outside legal counsel) that, in light of such change in circumstances, failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, (ii) the Company Board notifies Buyer in writing of its intention to make such Adverse Recommendation Change at least five Business Days prior to doing so, which notice shall contain a reasonably detailed description of the change in circumstances, (iii) for the five Business Days following delivery of the notice described in clause (ii), the Company shall, and shall cause its Representatives to, negotiate with Buyer (to the extent Buyer desires to negotiate) in good faith to make such adjustments to the terms of this Agreement so that such failure to make an Adverse Recommendation Change would not be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law, and (iv) following such five Business Day-period described in clause (ii), the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account any changes to this Agreement proposed in writing by Buyer in response to the notice described in clause (ii), that failure to make the Adverse Recommendation Change would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law

Section 5.05 Stockholders Meeting; Preparation of Proxy Materials.

(a) The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change as permitted by Section 5.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.04 hereof, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of approval of the transactions contemplated by this Agreement, including the Merger (and, if such proxies are insufficient to approve the transactions contemplated by this Agreement, including the Merger, then upon the request of FCI prior to the time of the Company Stockholders Meeting, the Company shall take all reasonable actions to cause the Company Stockholders Meeting to be adjourned for a period of not less than 20 days to permit

EXECUTION VERSION

solicitation of additional proxies by the Company in favor of approval), and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep the Forsyth Parties updated with respect to proxy solicitation results as requested by the Forsyth Parties. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of FCI (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare and file the Company Proxy Statement with the SEC. The Forsyth Parties and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of the Forsyth Parties will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing FCI a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with FCI prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of the Forsyth Parties and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify FCI of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide FCI with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 5.06 Notices of Certain Events. The Company shall notify the Forsyth Parties, and the Forsyth Parties shall notify the Company, promptly of (i) any notice or other communication from any Person

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alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or FCI or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or the Forsyth Parties be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.06 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.07 Employees; Benefit Plans.

(a) Compensation. During the period commencing at the Effective Time and ending on the date which is 12 months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Buyer and its Subsidiaries), Buyer and Mezzanine shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with compensation and employee benefits that are, in the aggregate, no less favorable than the compensation and employee benefits provided by the Company and its Subsidiaries on the date of this Agreement.

(b) Benefit Plans. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Buyer or any of its Subsidiaries, excluding both any retiree healthcare plans or programs maintained by Buyer or any of its Subsidiaries and any equity compensation arrangements maintained by Buyer or any of its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes (but not for (i) purposes of early retirement subsidies under any Buyer Benefit Plan that is a defined benefit pension plan or (ii) benefit accrual purposes, except for vacation and severance, if applicable) in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Employee Plan.

EXECUTION VERSION

(c) Certain Limitations. This Section 5.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.07, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.07. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Buyer, Mezzanine or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Buyer or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

(d) Employee Communications. With respect to matters described in this Section 5.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of FCI.

(e) Supplemental Retirement Benefit Plans. From and after the Effective Time, Buyer and Mezzanine shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to honor in accordance with their terms all supplemental retirement benefit plans maintained by the Company and each of its Subsidiaries, as applicable, and listed on Section 3.12(g) of the Company Disclosure Letter, including payment of any amounts owed to beneficiaries pursuant to such supplemental retirement benefit plans.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. The Forsyth Parties agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.08, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) Continuing Obligations. For three years after the Effective Time, to the fullest extent permitted under applicable Law, the Forsyth Parties and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless

EXECUTION VERSION

each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Tail Coverage. The Surviving Corporation shall, and FCI, Buyer and Mezzanine shall cause the Surviving Corporation to, obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries as the coverage, amounts, terms and coverage provided by the Company to its directors and officers as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend a premium for such coverage in excess of $90,000 (the “Maximum Premium”). If such insurance coverage cannot be obtained at a premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and FCI, Buyer and Mezzanine will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for a premium equal to the Maximum Premium.

(d) Survival. The obligations of FCI, Buyer, Mezzanine and the Surviving Corporation under this Section 5.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).

(e) Successors. In the event Buyer, Mezzanine, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, Mezzanine or the Surviving Corporation, as the case

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may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. FCI, Buyer and Mezzanine will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company, FCI, Buyer and Mezzanine shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or any of the Forsyth Parties receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made

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thereto in connection with the transactions contemplated by this Agreement. None of the Forsyth Parties and the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 5.09(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and submitting any filings under any Antitrust Laws prior to any legal deadline and in any event within ten Business Days of the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.09(c) hereof, use their commercially reasonable efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with the Forsyth Parties and shall use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, in connection with obtaining any approvals or clearances required under applicable Antitrust Laws to consummate the Merger, none of the Forsyth Parties or BW or any of their Affiliates shall be required to, and the Company may not, without the prior written consent of FCI, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, the Forsyth Parties, BW or any of their respective Affiliates, unless, in the reasonable judgment of FCI, such requirement, condition, limitation, understanding, agreement or order would not reasonably be expected to have a material adverse effect on BW, FCI, the Company or any of their Affiliates.

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Section 5.10 Financing.

(a) The Forsyth Parties shall use their commercially reasonable efforts to consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the source contemplated in the Equity Commitment Letter, (A) the Forsyth Parties shall immediately notify the Company and (B) the Forsyth Parties shall use their commercially reasonable efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.10(a) being referred to as the “Financing Agreements”). The Forsyth Parties shall, and shall cause their Affiliates to, use their commercially reasonable efforts to cause their representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Equity Commitment Letter, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Any breach of the Equity Commitment Letter, the Financing Agreements, any alternative financing commitment and any related fee and engagement letter by the Forsyth Parties shall be deemed a breach by the Forsyth Parties of this Section 5.10(a). The Forsyth Parties shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any breach by any party of any of the Equity Commitment Letter, any alternative financing commitment, any related fee and engagement letter, or the Financing Agreements or any termination thereof and (z) otherwise keep the Company informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(b) The Company shall, and shall cause its Subsidiaries to, at Buyer’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Buyer, (i) agreeing to enter into such agreements, and to use commercially reasonable efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the Persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time and (ii) providing to BW or other financing sources financial and other information in the Company’s possession with respect to the Merger, making the Company’s senior officers available to assist the financing sources and otherwise reasonably cooperating in connection with the consummation of the Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. The

EXECUTION VERSION

Forsyth Parties shall indemnify and hold harmless the Company, its Subsidiaries, Affiliates and representatives against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including actions taken at the request of Buyer in accordance with this Section 5.10) and any information utilized in connection therewith. Buyer shall, promptly upon request by the Company, reimburse the Company for all costs incurred by the Company in connection with such cooperation

Section 5.11 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and FCI. Thereafter, each of the Company and the Forsyth Parties agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and FCI (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 5.04 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.12 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, the Forsyth Parties, the Merger or any other transaction contemplated by this Agreement, then each of the Company and the Forsyth Parties and their respective board of directors or managers shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

EXECUTION VERSION

Section 5.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.15 Antitrust. During the period from the date hereof and continuing until the earlier of the termination of the Agreement or the Closing Date, except with the consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), the Forsyth Parties shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals under the Antitrust Laws, if applicable.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Forsyth Parties’ ability to consummate the transactions contemplated by this Agreement.

EXECUTION VERSION

Section 6.02 Conditions to Obligations of the Forsyth Parties. The obligations of the Forsyth Parties to effect the Merger are subject to the satisfaction or waiver by the Forsyth Parties on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a) (insofar as such representations and warranties relate to the Company), Section 3.02(a) (second sentence), Section 3.02(b)(i) (first sentence), Section 3.03(a), Section 3.04(b), and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 3.02(a) (second sentence), and Section 3.02(b)(i) (first sentence) shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) the representations and warranties contained in Section 3.01(a) (insofar as such representations and warranties relate to the Company), Section 3.03(a), Section 3.04(b), and Section 3.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Dissenters’ Rights. Holders of Company Common Stock representing 20% or more of the total number of shares of Company Common Stock outstanding shall not have exercised (and not failed to perfect) dissenters’ rights.

(e) FIRPTA Certificate. The Company shall have provided to FCI an affidavit, dated as of the Closing Date, signed under penalties of perjury, that is consistent in form and substance with the affidavit referred to in Treasury Regulations section 1.1445-2(c)(3).

EXECUTION VERSION

(f) Officers Certificate. FCI and Buyer shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.02(a), (b) and (c) hereof.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Forsyth Parties set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Forsyth Parties’ ability to consummate the transactions contemplated by this Agreement.

(b) Performance of Covenants. The Forsyth Parties shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate. The Company will have received a certificate, signed by an officer of FCI, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

(d) Credit Agreement. The Forsyth Parties shall repay or cause to be repaid in full all outstanding principal, interest and other amounts due under the Credit Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of the Forsyth Parties and the Company.

EXECUTION VERSION

Section 7.02 Termination By Either FCI or the Company. This Agreement may be terminated by either FCI or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before June 30, 2012 (the “End Date”); provided, however, that: (i) the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; and (ii) in the event that the Company resolicits the approval of the Company’s stockholders pursuant to Section 2.04(d), the End Date shall be extended by an additional number days appropriate to accomplish such resolicitation and subsequent stockholder vote, but in no event shall the End Date be extended to a date later than 40 days following the date the Company mails the amended or supplemented Company Proxy Statement to stockholders pursuant to Section 2.04(d);

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 7.03 Termination By FCI. This Agreement may be terminated by FCI at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company Board fails to reaffirm (publicly, if so requested by FCI) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (iv) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with FCI and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation

EXECUTION VERSION

and recommending that stockholders reject such tender or exchange offer, or (v) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.03(a); or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that FCI shall have given the Company at least 30 days’ written notice prior to such termination stating FCI’s intention to terminate this Agreement pursuant to this Section 7.03(b).

Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.04(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 7.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of any of the Forsyth Parties set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given FCI at least 30 days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.04(b).

Section 7.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Arcticle VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of

EXECUTION VERSION

such party) to any other party hereto, except (i) with respect to Section 5.03(b), this Section 7.05, Section 7.06 and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by FCI pursuant to Section 7.03(a), then the Company shall pay to FCI (by wire transfer of immediately available funds), within two Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then the Company shall pay to FCI (by wire transfer of immediately available funds), at or prior to such termination, a fee in an amount equal to the Termination Fee.

(c) If this Agreement is terminated by the Company or FCI pursuant to (x) Section 7.02(a) hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (y) Section 7.02(c) hereof and (A) prior to such termination (in the case of termination pursuant to Section 7.02(a) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.02(c)), a Takeover Proposal shall in the case of a termination pursuant to Section 7.02(a) or Section 7.02(c), have been publicly disclosed and not withdrawn, and (B) within 12 months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to FCI (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 7.06(c), all references in the definition of Takeover Proposal to “20%” shall be deemed to be references to “more than 50%” instead). If a Person (other than the Forsyth Parties) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the Company Stockholder Meeting, as applicable, and, within 12 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been “not withdrawn” for purposes of clauses of this paragraph (c).

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement

EXECUTION VERSION

(including the Merger), and that, without such provisions, the Forsyth Parties would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, FCI makes a claim against the Company that results in a judgment against the Company, the Company shall pay to FCI the reasonable costs and expenses of FCI (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(e) Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, the Forsyth Parties, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

EXECUTION VERSION

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains customary terms and conditions with respect to transactions of the type contemplated by this Agreement not materially less restrictive than the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making of a Takeover Proposal).

“Adjusted Per Share Merger Consideration” has the meaning set forth in Section 2.04(d).

“Adverse Recommendation Change” has the meaning set forth in Section 5.04(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aged A/P” means accounts payable to the Company or its Subsidiaries that are classified as other than “current” on the Company’s or a Subsidiary’s books in accordance with the Company’s historical accounting practices.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.07(b).

EXECUTION VERSION

“BW” has the meaning set forth in Section 4.04(b).

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than shares cancelled in accordance with Section 2.01(a)).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 2.05.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.04(d).

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Class A Common Stock” has the meaning set forth in the Recitals.

“Company Class B Common Stock” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plan” has the meaning set forth in Section 3.12(a).

EXECUTION VERSION

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) any outbreak or escalation of war or any act of terrorism; or (c) general changes in the conditions in the industry in which the Company and its Subsidiaries operate; provided further, however, that any event, change and effect referred to in clauses (a), (b) or (c) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

Without limiting the generality of the foregoing, a “Company Material Adverse Effect” shall be deemed to have occurred if (a) the Company shall be in breach of the financial covenants relating to net sales and EBITDA set forth in Section 11.14 of the Credit Agreement; (b) an Event of Default (as defined in the Credit Agreement) shall have occurred and as a result thereof the lenders under the Credit Agreement shall have exercised, or indicated in writing that they intend to exercise, their rights as secured creditors under the Credit Agreement; or (c) the trustee under the Rabbi Trust Agreement initiates any legal action or proceeding against the Company or any of the Forsyth Parties and/or their Affiliates with respect to the Company’s failure to meet its obligations under

EXECUTION VERSION

the Rabbi Trust Agreement including, without limitation, the Company’s failure to make a contribution to the trust in an amount equal to the full “Funding Amount” (as defined in the Rabbi Trust Agreement) upon the occurrence of a “Potential Change of Control” (as defined in the Rabbi Trust Agreement).

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Proxy Statement” has the meaning set forth in Section 3.16.

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Stock Award” has the meaning set forth in Section 2.07(b).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” has the meaning set forth in Section 3.02(b).

“Company Stockholders Meeting” means the special meeting of the Stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Credit Agreement” means the Credit Agreement, dated as of November 21, 2006, by and among the Company, the other Borrowers referenced therein, the other Lenders referenced therein, and Bank of America N.A., as Administrative Agent, as amended prior to the date hereof, including pursuant to the Eleventh, Twelfth and Thirteenth Amendments to the Credit Agreement.1

“DGCL” has the meaning set forth in Section 1.01.

“Dissenting Shares” has the meaning set forth in Section 2.03.

[1]	NTD: Forsyth needs to confirm the terms of the Twelfth and Thirteenth Amendments.

EXECUTION VERSION

“Effective Time” has the meaning set forth in Section 1.03.

“Eleventh Amendment to the Credit Agreement” means Amendment No. 11 to the Credit Agreement, dated as of October 13, 2001, by and among the Company, the other Borrowers party thereto, the other Credit Parties thereto, and Bank of America, N.A., as Administrative Agent to the Lenders specified therein.

“Eleventh Amendment Additional Fees” means the additional fees which may become payable by the Company beginning on February 10, 2012 pursuant to Section 6.01 of the Eleventh Amendment to the Credit Agreement.

“Eleventh Amendment Additional Warrants” means the additional warrants which may be issued by the Company beginning on March 1, 2012 pursuant to Section 3.02 of the Eleventh Amendment to the Credit Agreement.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Commitment Letter” has the meaning set forth in Section 4.04(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

EXECUTION VERSION

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Excluded Party” means any Person or group of related Persons from whom the Company has received, during the Non-Exclusivity Period, a written Takeover Proposal that the Company Board determines in good faith prior to the commencement of the Exclusivity Period, after consultation with the Company’s financial advisors and outside counsel, is bona fide and could reasonably be expected to result in a Superior Proposal. Any Person or group of related Persons that was an Excluded Party shall cease to be an Excluded Party on the date that is 20 days following the end of the Non-Exclusivity Period.

“Exclusivity Period” has the meaning set forth in Section 5.04(b).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Company Proxy Statement, the filing of any required notices under the Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“FCI” has the meaning set forth in the Preamble.

“Financing” has the meaning set forth in Section 4.04(b).

“Financing Agreements” has the meaning set forth in Section 5.10(a).

“First Quarter 10-Q” has the meaning set forth in the introductory language in Article III.

“Forsyth Parties” has the meaning set forth in the Recitals.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.09(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any

EXECUTION VERSION

petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (e) any guaranty of any of the foregoing; provided, however, that Indebtedness shall not include (i) capital lease obligations, or (ii) any accrued income tax Liabilities.

“Indemnified Party” has the meaning set forth in Section 5.08(a).

“Indemnifying Parties” has the meaning set forth in Section 5.08(b).

“Initial Proxy Solicitation Merger Consideration Floor” means $0.90 per share the Company Common Stock.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Mark Becker, Helen Oster, Ivan Habibe, Steffen Weisser, Birger Hansson or Peter Hultberg, after reasonable inquiry.

EXECUTION VERSION

“Japanese Credit Facilities” means the Loan Agreement, dated as of September 16, 2011, between The Shoko Chukin Bank, Ltd., and Baldwin Japan Ltd., the Loan Agreement, dated as of September 16, 2011, between The Shoko Chukin Bank, Ltd., and Baldwin Japan Ltd., the Special Overdraft Agreement, dated as of December 30, 2002, between Sumitomo Mitsui Banking Corporation and Baldwin Japan Ltd., the Special Overdraft Agreement, dated as of November 2, 2007, between Mizuho Bank, Ltd., and Baldwin Japan Ltd., as amended, and the Agreement on Entrustment of Administrative Service and Whole Amount Subscription Agreement, dated as of April 22, 2011, between Mizuho Bank, Ltd., and Baldwin Japan Ltd., taken as a whole.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.08(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Mezzanine” has the meaning set forth in the Preamble.

“Non-Exclusivity Period” has the meaning set forth in Section 5.04(a).

“Order” has the meaning set forth in Section 3.09.

EXECUTION VERSION

“Owned Real Estate” shall mean any real estate owned in fee by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges that in either case are not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, and (g) Liens set forth in Section 8.01(b) of the Company Disclosure Letter.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Rabbi Trust Agreement” means the Grantor Trust Agreement, dated as of February 14, 2006, between the Company and Key Bank National Association, as amended by Amendment No. 1 thereto effective as of August 18, 2009.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(g).

EXECUTION VERSION

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board or Transaction Committee determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (after having complied with, and taken into account all of the changes that have been offered by Buyer pursuant to, Section 5.04(d)) and (ii) that the Company Board or Transaction Committee has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial (including the financing terms thereof), regulatory, legal and other aspects of such proposal and the Person making the proposal, and taking into account the likelihood and timing of consummation as compared to the transactions contemplated hereby.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means (i) any bona fide inquiry, proposal or offer for, in one transaction or a series of related transactions, a merger, reorganization, consolidation, tender offer, dissolution, recapitalization, share exchange or other business combination or similar transaction involving the Company and its Subsidiaries (other than (1) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (2) mergers, consolidations, tender offers, recapitalizations, share exchanges or other business combinations or similar transactions that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

EXECUTION VERSION

“Tax Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.

“Taxes” means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, profits, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, excise, capital, wage, employment, payroll, withholding, social security, Medicare, severance, occupation, import, custom, duties, stamp, documentary, mortgage, registration, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges of any kind whatsoever, imposed by any Tax Authority, including any interest, penalties, fines or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto), and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise contribute, assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Tax Return” means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and amended returns) filed or required to be filed in connection with any Taxes, including (i) any schedule or attachment thereto and any amendment or supplement thereof and (ii) the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” means an amount equal to $3,000,000; provided, however, in the event the Agreement is terminated by the Company pursuant to Section 7.04(a) in order to enter into a Company Acquisition Agreement with an Excluded Party (prior to such time as the Person or group of related Persons that was an Excluded Party ceases to be an Excluded Party), the Termination Fee shall mean an amount equal to $2,000,000.

“Transaction Committee” has the meaning set forth in the Recitals.

“Transaction-Related Expenses” means the expenses incurred or to be incurred by the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

EXECUTION VERSION

“Voting Agreement Stockholders” means Mark T. Becker, Rold Bergstrom, Samuel B. Fortenbaugh III, Paul J. Griswold, Gerald A. Nathe, Ronald B. Salvagio, Claes Warnander and Akira Hara.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Warrant” has the meaning set forth in Section 2.08.

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

EXECUTION VERSION

Section 8.05 Submission to Jurisdiction.

(a) In the event that the Company initiates any legal action or proceeding against one or more Forsyth Parties with respect to this Agreement and the rights and obligations arising hereunder, such legal action or proceeding shall be brought and determined exclusively in the state courts located in St. Louis County, Missouri, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such action or proceeding, in the U.S. Federal District Court for the Eastern District of Missouri. This Section 8.05(a) shall not apply to counterclaims that one or more Forsyth Parties assert in litigation initiated by the Company.

(b) In the event that one or more Forsyth Parties initiate any legal action or proceeding against the Company with respect to this Agreement and the rights and obligations arising hereunder, such legal action or proceeding shall be brought and determined exclusively in the state courts located in New York County, New York, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such action or proceeding, in the U.S. Federal District Court for the Southern District of New York. This Section 8.05(b) shall not apply to counterclaims that the Company asserts in litigation initiated by one or more Forsyth Parties.

(c) Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than in compliance with Section 8.05(a) or Section 8.05(b), as applicable. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

EXECUTION VERSION

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to any of the Forsyth Parties, to:	Forsyth Capital Investors, LLC 8040 Forsyth Blvd. St. Louis, Missouri 63105 Attention: Kyle Chapman, Managing Director Facsimile: (314) 726-2132

with a copy (which will not constitute notice to any of the Forsyth Parties) to:	Thompson Coburn LLP One US Bank Plaza St. Louis, Missouri 63101 Attention: Thomas A. Litz Facsimile: (314) 552-7072

EXECUTION VERSION

If to the Company, to:	Baldwin Technology Company, Inc. 2000 NW Corporate Blvd., Suite 101 Boca Raton, Florida 33431 Attention: Mark Becker, President and CEO Facsimile: (561) 995-0551

with a copy (which will not constitute notice to the Company) to:	Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Attention: David W. Pollak Facsimile: (212) 309-6001

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09 No Third Party Beneficiaries. Except as provided in Section 5.08 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this

EXECUTION VERSION

Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to FCI or to one or more of FCI’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BALDWIN TECHNOLOGY COMPANY, INC.

By	/s/ Mark T. Becker

Name:	Mark T. Becker
Title:	President and CEO

FORSYTH CAPITAL INVESTORS, LLC

By	/s/ W.Kyle Chapman

Name:	W. Kyle Chapman
Title:	Chairman of the Board

FORSYTH BALDWIN, LLC

By	/s/ W.Kyle Chapman

Name:	W. Kyle Chapman
Title:	Chairman of the Board

FORSYTH BALDWIN MEZZANINE, INC.

By	/s/ W.Kyle Chapman

Name:	W. Kyle Chapman
Title:	Chairman of the Board

FORSYTH BALDWIN, INC.

By	/s/ W.Kyle Chapman

Name:	W. Kyle Chapman
Title:	Chairman of the Board

[Signature Page to Agreement and Plan of Merger]